Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

General

As of September 30, 2023, the registrant, Bloom HoldCo LLC, a Delaware limited liability company (the “Company,” “we,” “us,” and “our”) had registered under Section 12 of the Securities Exchange Act of 1934, as amended, a digital asset called the Bloom Token (“BLT”), which is an ERC-20 digital asset token issued on the Ethereum blockchain. BLT was intended as a network currency and a voting mechanism for our Platform and was intended to allow prospective users to pay identity verification and credit risk assessment companies for their services. BLT was also designed to serve as a proposal mechanism for instituting changes to the Bloom network and thereby allow Bloom to maintain a credit scoring system which responds to the needs of BLT holders in their capacity as users. The Company no longer supports these uses or functionalities of BLT on our Platform, and we are no longer engaged in the development or support of BLT. As a result, BLT presently do not have intrinsic value or use.

As of September 30, 2023, there are approximately 150,000,000 of BLT in circulation, of which 94,708,056.364 are held by the Company in treasury. We estimate that approximately 55,291,904 are held by third parties. The Company no longer provides support for the BLT and has destroyed the “master key” in 2018, which means that there will be no future issuances, burn or cancellation events of BLT.

Our management has determined that the BLT represents a liability in the form of a demand loan due to the lack of a stated maturity date and stated interest rate related to the outstanding liability. The Company calculated the estimated interest for the total outstanding liability related to our Token Sale using applicable federal rates published by the Internal Revenue Service, which were 4.11% and 3.14% per annum for September 2023 and 2022, respectively. Upon completion of the claims process, any BLT not claimed will be deemed retired by the Company and any further obligation related thereto will be deemed extinguished. See [“Initial Coin Offering Liability” in Note 2] to the notes to our consolidated financial statements.

Description of Our BLT

The following summary is not complete and should be read together with BLT Terms and Conditions Relating to Token Sale (as amended and restated, the “BLT Terms and Conditions”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part.

Trading Market

BLT are not listed on, nor have BLT been accepted to be listed on, any securities exchanges or any alternative trading systems. BLT may, however, be traded on third-party unregulated cryptocurrency exchanges or other trading platforms without our permission or consent. Such exchanges may allow holders of BLT to trade and transact in BLT without our approval. Because such trading is without our approval, we do not monitor the trading of BLT on such exchanges or otherwise make any warranty, representation, or guarantee with respect to trades conducted on such platforms. BLT purchased through trades on such third-party platforms is subject to pricing risks, as the value of BLT may change based on third-party exchange activity. Due to the lack of reliable third-party exchanges listing BLT, we do not believe there is a reliable market price.

We have not registered BLT for sale or resale as a security pursuant to the Securities Act, and BLT is consequently a restricted security. We have no agreement with any BLT holders to register BLT under the Securities Act for sale of our BLT. Therefore, BLT may only be transferred pursuant to an exemption from registration under the Securities Act, and holders of BLT may not be able to transfer the BLT or otherwise exchange them for fiat or digital assets for the foreseeable future.

BLT Technical Specifications

BLT is an ERC-20 token created with specifications for the Ethereum blockchain. When the BLT was initially sold and released, the Company maintained an internal ledger to track the number of BLT that each purchaser was entitled to, and those balances were systematically moved to an address on the Ethereum blockchain. BLT ownership is now based on Ethereum “wallet” addresses comparable to those of other ERC-20 tokens. When BLT are sold in secondary markets (such as, for example, through cryptocurrency exchanges or trading platforms), the Company has no ability to maintain knowledge of the identity of the holder of BLT unless the BLT holder makes their ownership and identity known to the Company.

All transactions of the BLT are made on the Ethereum blockchain. The BLT allows fractions of a token, down to eighteen decimal places.

Voting, Dividend, Liquidation, and Other Rights and Preferences; No Rights Commonly Associated with Capital Stock

BLT are not capital stock, are not warrants and rights, and do not provide BLT holders with any type of (i) dividend rights; (ii) equity or debt conversion; (iii) sinking fund provisions; (iv) redemption provisions; (v) voting rights; (vi) liquidation rights; or (vii) preemption rights, that are typically conferred upon the holders of capital stock or more traditional securities. Additionally, BLT holders have no right to any specific software now existing or that the Company may have developed or may develop in the future.

The BLT are governed by the BLT Terms and Conditions, which are filed as Exhibit 4.2 to this Annual Report. The BLT Term and Conditions are governed by Gibraltar law and contain important information relating to indemnification, limitation of liability, dispute resolution and other important matters. We reserve the right to amend the BLT Terms and Conditions at any time or add new terms or policies applicable to BLT in our sole discretion. BLT holders have no right to approve, vote on or object to any such amendments or new policies.

The BLT Terms and Conditions contain an arbitration provision that limits the manner in which holders of BLT can seek relief from the Company exclusively to binding arbitration for any disputes other than disputes seeking injunctive or equitable relief for the alleged unlawful use of intellectual property. Binding arbitration is the referral of a dispute to one or more persons charged with reviewing the dispute and making a final and binding determination to resolve it instead of having the dispute decided by a judge or jury in court, which means, other than as described herein, BLT holders waive their rights to have any and all disputes arising from or related to the BLT Terms and Conditions resolved in a court and that such holders waive their respective rights to a jury trial. BLT holders also waive their rights to resolve disputes through any class arbitration, class action or any other type of representative proceeding, which means that these disputes will be resolved solely through individual arbitration. However, none of the indemnification provisions, disclaimers, and limitations of liability contained in the BLT Terms and Conditions constitute waivers of any right under the U.S. federal securities laws. The arbitration, class action and jury trial waiver provision in the BLT Terms and Conditions do not apply to claims brought pursuant to the Securities Act or the Exchange Act, or any other claims for which the U.S. federal courts have exclusive jurisdiction. The arbitration, class action and jury trial waiver provision in the BLT Terms and Conditions also will not relieve us of our duties to comply with the U.S. federal securities laws and the rules and regulations thereunder, and holders of BLT will not be deemed to have waived our compliance with these laws, rules and regulations.

BLT holders also waive their right to select a forum of their choosing for any potential claim arising out of or relating to the BLT Terms and Conditions that is not subject to arbitration. All such claims shall be resolved exclusively by the Gibraltar courts. This exclusive forum provision is intended to apply to claims arising under Gibraltar law and would not apply to claims brought pursuant to the Securities Act or Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. The exclusive forum provision in the BLT Terms and Conditions do not relieve us of our duties to comply with the Securities Act or the Exchange Act and the rules and regulations thereunder, and holders of BLT will not be deemed to have waived our compliance with these laws, rules and regulations.